Exhibit 4.1


                      CERTIFICATE OF DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                   5.94% CUMULATIVE PREFERRED STOCK, SERIES C
               ($500.00 initial liquidation preference per share)

                                       OF

                          LEHMAN BROTHERS HOLDINGS INC.
                       ----------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                       ----------------------------------

                  LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that resolutions were duly adopted by the Executive Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Executive Committee by the By-Laws of the Corporation and pursuant to the authority delegated thereto by the Board of Directors of the Corporation, as follows:

                  RESOLVED, that the Corporation be, and hereby is, authorized to offer, issue and sell preferred stock, par value $1.00, with a liquidation preference, in the aggregate, of up to $287,500,000 (the "New Preferred Stock") on such terms, with the following designations, powers, preferences and rights:

         1. Designation and Amount; Fractional Shares. The series of preferred stock shall be designated as the "5.94 % Cumulative Preferred Stock, Series C" (the "Series C Preferred Stock"). The Series C Preferred Stock shall be perpetual and the authorized number of shares of Series C Preferred Stock shall be 575,000 shares. The Series C Preferred Stock is issuable in whole shares only.

         2. Dividends. Holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof out of funds of the Corporation legally available for payment, cumulative cash dividends at the rate of 5.94% per annum per share on the initial liquidation preference of $500.00 per share. Dividends on the Series C Preferred Stock shall be payable quarterly, in arrears, on February 28, May 31, August 31 and November 30 of each year, commencing August 31, 1998 (each a "Dividend Payment Date"). If any date on which dividends would otherwise be payable shall be or be declared a national or New York State holiday, or if banking institutions in the State of New York shall be closed because of a banking moratorium or otherwise on such date, then the Dividend Payment Date shall be the next succeeding day on which such banks shall be open. Dividends on shares of the Series C Preferred Stock shall be fully cumulative and shall accumulate (whether or not earned or declared), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from the date of initial issuance of the Series C Preferred Stock. Accumulated and unpaid dividends shall not bear interest. Dividends shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the 15th day immediately preceding each such Dividend Payment Date (each of which dates being a "Dividend Payment Record Date"). Dividends payable on the Series C Preferred Stock for any full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter. Dividends shall cease to accrue on the Series C Preferred Stock on the date of their earlier redemption pursuant to Section 6, unless the Corporation shall default in providing funds for the payment of redemption price on the shares called for redemption pursuant thereto.

         If, prior to 18 months after the date of the original issuance of the Series C Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series C Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                  1- .35(1-.70)
                                  -------------
                                  1- .35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series C Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         If any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to holders of Series C Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date or, if the Series C Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series C Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend so payable on the Series C Preferred Stock, then such amendment will not result in the payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence shall be based upon the legislation amendment or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series C Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series C Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series C Preferred Stock on the Dividend Payment Record Date following the date of enactment) or, if the Series C Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series C Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series C Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series C Preferred Stock that reduces the Dividends-Received Percentage.

         In the event that the amount of dividends payable per share of the Series C Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Series C Preferred Stock.

         No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 8 below), with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series C Preferred Stock, dividends for all dividend payment periods of the Series C Preferred Stock ending on or before the Dividend Payment Date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series C Preferred Stock next preceding such Dividend Payment Date, on the other hand.

         Except as set forth in the preceding sentence, unless full cumulative dividends on the Series C Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series C Preferred Stock, no dividends (other than in common stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the common stock or on any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends, nor may any common stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series C Preferred Stock outstanding to the last Dividend Payment Date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior or parity stock or common stock may be converted into or exchanged for stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends.

         3. Liquidation Preference. The shares of Series C Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock, an amount equal to $500.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Series C Preferred Stock to the date of final distribution. The holders of the Series C Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series C Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or any part of the Corporation's assets shall be considered a liquidation, dissolution or winding up of the Corporation.

         4. Conversion. The Series C Preferred Stock is not convertible into, or exchangeable for, other securities or property.

         5. Voting Rights. The Series C Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock or on any Parity Preferred Stock shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock"), voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set aside for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series C Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause. Any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of Series C Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series C Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

         So long as any shares of any Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of the shares of such Series C Preferred Stock (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series C Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such Series C Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series C Preferred Stock. Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

         The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series C Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         6. Redemption. The shares of Series C Preferred Stock shall not be redeemable prior to May 31, 2008. On and after such date, the Corporation, at its option, may redeem shares of the Series C Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price equal to $500.00 per share, plus, in each case, an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid to, but excluding, the date fixed for redemption.

         The holders of shares of Series C Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the call for redemption thereof (except that holders of shares called for redemption on a date occurring between such Record Date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) or the Corporation's default in payment of the dividend due on such Dividend Payment Date.

         If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata or by any other means determined by the Board of Directors in its sole discretion to be equitable.

         If full cumulative dividends on the Series C Preferred Stock have not been paid or set apart for payment with respect of all prior dividend periods, the Series C Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series C Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series C Preferred Stock.

         In the event the Corporation shall redeem shares of Series C Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series C Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

         If a notice of redemption has been given pursuant to this Paragraph 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. The Corporation's obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series C Preferred Stock so called for redemption.

         Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

         Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock.

         7. Amendment of Resolution. The Board reserves the right by from time to time to increase or decrease the number of shares that constitute the Series C Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

         8. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

                  (a) prior to shares of the Series C Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series C Preferred Stock;

                  (b) on a parity with shares of the Series C Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series C Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of Series C Preferred Stock, either as to dividend or upon liquidation dissolution or winding up, or both, as the content may require); and

                  (c) junior to shares of the Series C Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

         The Series C Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation's Redeemable Voting Preferred Stock, the Corporation's Cumulative Convertible
Voting Preferred Stock, Series A and the Corporation's Cumulative Convertible Voting Preferred Stock, Series B.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Treasurer and attested to by its Secretary on May 12, 1998.

                                               LEHMAN BROTHERS HOLDINGS INC.

                                               By: /s/ Marc A. Silverman
                                                   Name: Marc A. Silverman
                                                   Title: Treasurer


Attested:

By: /s/ Suzanne M. Conticelli
    Name: Suzanne M. Conticelli
    Title: Assistant Secretary